                                                                 EXHIBIT (C)(5)

                              EMPLOYMENT AGREEMENT
                              --------------------


     AGREEMENT by and between Conrail Inc., a Pennsylvania corporation ("Conrail"), CSX Corporation, a Virginia corporation (the "Company"), and David
M. LeVan (the "Executive"), dated as of the 14th day of October, 1996.

     The Board of Directors of Conrail (the "Conrail Board") and the Board of Directors of the Company, has determined that it is in the best interests of Conrail and its shareholders to assure that Conrail will have the continued dedication of the Executive pending the merger of Conrail and the Company (the "Merger") pursuant to the Agreement and Plan of Merger dated as of October 14, 1996 and to provide the surviving corporation after the Merger with continuity of management. Therefore, in order to accomplish these objectives, the Company's Board and the Conrail Board have caused the Company and Conrail, respectively to enter into this Agreement.

                NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. EFFECTIVE DATE. The "Effective Date" shall mean the date on which the Effective Time of the Merger (as defined in the Merger Agreement) occurs.

     2. EMPLOYMENT PERIOD. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with and remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Employment Period"). Notwithstanding the previous sentence, commencing on the fifth anniversary of the Effective Date, and on each anniversary date thereafter, this Agreement and the Executive's employment hereunder will be automatically renewed and the term extended for successive one-year periods upon the terms and conditions set forth herein unless either party to this Agreement gives the other party written notice (in accordance with Section 11(b)) of such party's intention to terminate this Agreement at least three months prior to the end of such initial or extended term. For purposes of this Agreement, any reference to the "Employment Period" will include the original term and any extension thereof.

The Employment Period shall, for the purposes of this agreement, be divided into a period beginning on the Effective Date and ending on the second anniversary thereof, or if earlier, upon the termination of employment of the Chairman and Chief Executive Officer of the Company as of the date hereof or of his status as Chief Executive Officer (the "First Employment Segment"); a period beginning immediately after the First Employment Segment and ending on the fourth anniversary of the Effective Date or if earlier, upon the termination of employment of the Chairman and Chief Executive Officer of the Company as of the date hereof or of his status as Chairman of the Board of the Company (the "Second Employment Segment"); and a third period commencing immediately after the Second Employment Segment or, if earlier upon the termination of the current Chairman's status as Chairman of the Board of the Company (the "Third Employment Segment").

     3. TERMS OF EMPLOYMENT. (a) POSITION AND DUTIES. (i) (A) During the First Employment Segment, the Executive shall serve as Chief Operating Officer and President of the Company and as Chief Executive Officer and President of railroad businesses of Conrail and the Company (the "Railroad Companies"), with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position as may be assigned to him by the Board of Directors of the Company (the "Board"); (B) during the Second Employment Segment, the Executive shall in addition to the titles listed in (A) above, serve as Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position as may be assigned to him by the Board; (C) during the Third Employment Segment, the Executive Officer shall serve additionally as Chairman of the Board of the Company, with such authority, duties and responsibilities as are commensurate with such position; (D) the Executive's services shall be performed at Philadelphia, Pennsylvania or such other location the Executive shall select; provided, however, the location of the Executive's employment shall not be determinative of the location of the Railroad Companies. Notwithstanding the foregoing, the Company will use its best efforts to cause the Executive to be elected as a director of the Company and to remain as such throughout the Employment Period and shall appoint the Executive as (i) Chief Executive Officer of the Company and (ii) Chairman of the Board immediately upon vacancy of such position by the individual previously serving as such, but in no event later than the applicable dates specified above.

          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

     (b) Compensation. (i) Base Salary. (A) During the First Employment Segment, the Executive shall receive an annual base salary ("Annual Base Salary") which shall be paid at a monthly rate at least equal to 90% of the monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Chief Executive Officer of the Company but not less than $810,000 per annum; (B) during the Second and Third Employment Segments, the Executive shall receive an Annual Base Salary which shall be paid at a monthly rate at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, by the Company to the Chief Executive Officer of the Company during the First Employment Segment in respect of such period but not less than $900,000 per annum. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

          (ii) Incentive Compensation. During the Employment Period, the Executive shall participate in all annual and long-term incentive plans, practices, policies and programs applicable to any other senior executives of the Company and its affiliated companies, provided that the Executive shall have an annual bonus opportunity of no less than 100% of his Annual Base Salary for achieving targeted performance or if greater, during the First Employment Segment, 90% of the annual bonus opportunity of the Chief Executive Officer of the Company. During the Employment Period the Executive shall receive, as a percentage of Annual Base Salary, annual bonus and long-term incentive opportunities (including stock based awards) of no less than that provided to any other senior executives of the Company and its affiliated companies, and during the First Employment Segment, such opportunities shall be no less than 90% of that provided to the Chief Executive Officer of the Company.

          (iii) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs on a basis no less favorable than that applicable to any other senior executives of the Company and its affiliated companies.

          (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) on a basis no less favorable than that applicable to any other senior executives of the Company and its affiliated companies.

          (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies.

          (vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, on a basis no less favorable than that applicable to any other senior executives of the Company and its affiliated companies.

          (vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies on a basis no less favorable than that applicable to any other senior executives of the Company and its affiliated companies but in any event no less than four weeks vacation per annum during the Employment Period.

          (ix) Service Credit. Executive shall be provided full service credit for his years of service at Conrail for purposes of eligibility, vesting and benefit accrual under each employee benefit plan, program or arrangement of the Company and its affiliates in which Executive participates during the Employment Period (with an offset for benefit accrual purposes for any benefit accrued under a defined benefit pension plan of Conrail prior to becoming a participant in a Company defined benefit pension plan).

     4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 60th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 60 days after such receipt, the Executive shall not have returned to substantially full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by an independent physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

     (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

          (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

          (iii) conviction of a felony (which through lapse of time or otherwise is not subject to appeal) or guilty or nolo contendere plea by the Executive with respect thereto, or

          (iv) a material willful breach of the covenants contained in Section
9.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or, during the First Employment Segment, upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) through (iv) above, and specifying the particulars thereof in detail and that in the case of the conduct described in subparagraphs (i) and (iv) above, Executive failed to cure such conduct within 30 days of his receipt of written notice from the Company detailing such conduct.

     (c) Good Reason. The Executive's employment may be terminated by the Executive for or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

          (i) the failure of the Company to appoint the Executive as Chief Executive Officer of the Company as provided in Section 3(a);

          (ii) the failure of the Company to appoint the Executive as a director on the Effective Date and as Chairman of the Board of the Company as provided in
Section 3(a);

          (iii) the removal of the Executive during the Employment Period as a director or from any of the positions described in Section 3(a) or the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (iv) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          (v) the Company's requiring the Executive without his consent to be based at any office or location more than 35 miles from that provided in Section 3(a)(i)(D) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

          (vi) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          (vii) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 3(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     5. Obligations of the Company Upon Termination. (a) Good Reason; Other Than For Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

          (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

          A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the highest annual bonus paid to the Executive for any of the three years prior to the Date of Termination (the "Recent Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred (other than pursuant to a qualified plan) by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

          B. the greater of (1) the amount equal to the product of (i) the number of months remaining in the Employment Period on the Date of Termination (the "Continuation Period"), divided by twelve and (ii) the sum of (x) the Executive's Annual Base Salary and (y) the Recent Annual Bonus, and (2) the amount equal to the product of (i) three and (ii) the sum of
     (x) the Executive's Annual Base Salary and (y) the Recent Annual Bonus; provided, however, if the Date of Termination occurs during the First Employment Segment, then for purposes of the preceding clauses of this paragraph in determining the weighted average of the Executive's Annual Base Salary and Recent Annual Bonus, (i) the Executive's "Annual Base Salary" payable in respect of the 36 months representing the Second Employment Segment and the Third Employment Segment shall be the higher of his Annual Base Salary or the annual base salary of the current Chief Executive Officer of the Company and (ii) the Executive's "Recent Annual Bonus" payable in respect of the 36 months representing the Second Employment Segment and the Third Employment Segment shall be the higher of his Recent Annual Bonus and the most recent annual bonus paid or awarded to the Chief Executive Officer of the Company; and

          C. an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company's Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination or, if longer, for the Continuation Period, assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each such year is that required by Section 3(b)(i) and assuming an annual bonus equal to the Recent Annual Bonus, over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

          (ii) for three years after the Executive's Date of Termination or, if longer, for the Continuation Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination, or if longer, for the Continuation Period, and to have retired on the last day of such period; and

          (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including any amount which (i) is earned by, but has not been paid to, the Executive and (ii) would have been paid or vested in the calendar year in which the Executive's termination of employment occurs (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          (iv) all stock-based awards shall become immediately vested and, in the case of stock options or other exercisable awards, shall remain exercisable for at least 90 days following the Date of Termination or such longer period as may be provided in any applicable plan or award agreement.

     (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries. In addition, all stock based awards that would have vested by the end of the fiscal year in which such termination occurs shall become immediately vested and, in the case of stock options and other exercisable awards, shall remain exercisable for at least 90 days following the date of such termination or such longer period as may be provided in any applicable plan or award agreement.

     (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families. In addition, all stock based awards that would have vested by the end of the fiscal year in which such termination occurs shall become immediately vested and, in the case of stock options and other exercisable awards, shall remain exercisable for at least 90 days following the date of such termination or such longer period as may be provided in any applicable plan or award agreement.

     (d) Cause; Other Than For Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive
(x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive (other than pursuant to a qualified plan), and (z) Other Benefits, in each case to the extent theretofore unpaid.

     6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     8. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Conrail, in connection with the Merger, or by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst and Young LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of (i) the later of the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     9. Confidential Information. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process or in order to enforce his rights under this Agreement or as necessary to defend himself against a claim asserted directly or indirectly by the Company or its affiliates, communicate or divulge any such information, knowledge or data that is not otherwise publicly available to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

     (b) In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledges that damages would be inadequate and insufficient.

     (c) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

     10. SUCCESSORS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


                If to the Executive:
                --------------------

                David M. LeVan
                117 Queen Street
                Philadelphia, PA 19147


                If to Green:
                ------------

                2001 Market Street
                Philadelphia, PA  19103

                Attention:  General Counsel


                If to the Company:
                ------------------

                One James Center
                901 East Cary Street
                Richmond, VA  23219
                Attention:  Executive Vice President -
                                     Law & Public Affairs

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(ix) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (f) The Executive and Conrail acknowledge that effective on the Effective Date the agreement between the Executive and Conrail dated as of August 1, 1995 will be superseded by this Agreement, and that the terms and conditions of this Agreement shall be controlling during the Employment Period. The Change of Control Agreement between the Executive and the Company dated as of October 14, 1996 (the "Severance Agreement") shall become effective in the event of any Change of Control (as defined in the Severance Agreement) subsequent to the consummation of the Merger.

     (g) The Company shall indemnify and hold the Executive and his legal representatives harmless to the fullest extent permitted by applicable law, from and against all judgements, fines, penalties, excise taxes, amounts paid in settlement, losses, expenses, costs, liabilities and legal fees if the Executive is made, or threatened to be made a party to any threatened or pending or completed action, suit, proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or its affiliates to procure a judgement in its favor, by reason of the fact that the Executive is or was serving as a director or officer of the Company or its affiliates or in any capacity at the request of the Company or its affiliates for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The right to indemnification provide in this paragraph
(g) shall not be deemed exclusive of any other rights to which Executive may have or hereafter be entitled under any law or the charter or by-laws of the Company or its affiliates or otherwise, both as to action in Executive's official capacity and as to action in another capacity while holding such office, and shall continue after Executive has ceased to be a director or officer and shall inure to the benefit of Executive's heirs, executors and administrators. Any reimbursement obligation arising hereunder shall be satisfied on an as incurred basis. In addition, the Company agrees to continue to maintain customary and appropriate directors and liability insurance during the Employment Period and the Executive shall be entitled to the protection of any such insurance policies on no less favorable a basis than is provided to any other officer or director of the Company or its affiliates.

     (h) To the extent the provisions of this Agreement operate to amend the terms of or awards outstanding under certain benefit or incentive award plans, and the terms of such plans or awards require approval of such amendment by the Company or its affiliated companies, or an authorized representative thereof, and/or the Executives consent thereto (including the Executive's consent to amend the terms of outstanding awards, if any), (i) the offering of this Agreement pursuant to the direction of the Board shall constitute the express authorization of the Company and its affiliated companies and their approval of the amendment of such plan or award in the manner set forth herein, and (ii) the Executive's consent to the terms hereof shall signify his consent to the amendment of such plan or award, as required, as of the date hereof.

                IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.




                                             /s/  David M. LeVan
                                      -----------------------------------
                                                  David M. LeVan



                                  CONRAIL INC.


                                  By /s/ Timothy T. O'Toole
                                    ---------------------------------



                                  CSX CORPORATION


                                  By /s/ John W. Snow
                                    ---------------------------------